REFERENCE 10.9

                    E B I SECURITIES CONSULTING AGREEMENT


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                                     EBI
                            SECURITIES CORPORATION

Nova Pharmaceutical Inc
31712 Casino Drive #7B
Lake Elsinore, Ca 92530


                                March 29, 1999

Attn:  Mr. Ralph Mann

Gentlemen:

The purpose of this letter is to confirm the engagement of EBI Securities Corporation (the "Consultant") by Nova Pharmaceutical Inc. (the "Company") on an exclusive basis to render financial advisory and investment banking services to the Company.
1.    Engagement of Consultant.  The Company hereby engages Consultant and
            Consultant hereby agrees to render services to the Company as a corporate finance consultant.

2.    Services.  The Company is examining methods of obtaining liquidity for its stock and various methods of obtaining additional capital. During the term of this Agreement, Consultant shall provide advice to, and consult with, the Company concerning business and financial planning, corporate organization and structure, private and public equity and debt financing, the Company's relations with its securities holders, and the preparation and distribution of periodic reports; and it shall periodically provide to the Company analyses of the Company's financial statements as requested by the Company. Such advice and consultation are hereinafter referred to as "Financial Services". The Consultant, in conjunction with the Company, shall schedule meetings between the Company's management and certain of the Consultant's brokerage representatives to introduce the Company and its operations. The Company shall make key management available to make presentations as reasonably requested by the Consultant.
            The Financial Services shall be provided to the Company in such form, manner and place as the Company reasonably requests. Consultant shall not by this Agreement be prevented or barred from rendering services of the same or similar nature, as herein described, or services of any nature whatsoever for, or on behalf of, persons, firms, or corporations other than the Company.

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3     Term.  This Agreement shall be for an initial term of six (6) months commencing on the date of this Agreement. The term shall automatically be extended for an additional three (3) month term unless one party notifies the other of its desire not to renew prior to the commencement of the additional three (3) month term.

4.    Compensation.  The Company agrees to issue to the consultant, or its designees, warrants to purchase a total of 100,000 shares of its Common Stock (the "Warrants"), exercisable at $1.00 per share within thirty days upon the signing of this agreement. These warrants will be exercisable at any time within three years of the date of their issuance. The warrants shall contain standard anti-dilution provisions; and shall also provide the Consultant with a cashless exercise provision and "piggy-back" registration rights at the Company's cost. During the term of this agreement, the Company also agrees to pay the Consultant a monthly consulting fee of $5,000. The first $5,000 payment shall be due upon the signing of this agreement. Monthly consulting fees for the remaining term of the agreement will be $5,000. All monthly consulting fees will be made no later than the third day of each month.

5.    Merger and Acquisition.  If the Company contemplates the purchase of assets, a merger, acquisition, joint venture or significant investment by the Company in another entity, the Company will, in its discretion, engage Consultant to assist it in negotiating, structuring and evaluating the transaction and upon consummation of such transaction, and will pay a fee to Consultant for its services calculated as follows:

(iii) 5% of the value of the transaction to the Company up to and including
            $1,000,000;

(iv) 4% of the value of the transaction to the Company greater than $1,000,000 and up to and including $3,000,000;

(v)   3% of the value of the transaction to the Company greater than
            $3,000,000 and up to and including $4,000,000;

(vi) 2% of the value of the transaction to the Company greater than $4,000,000 and up to and including $5,000,000; and

(vii) 1% of the value of the transaction to the Company in excess of $5,000,000.


Value of the transaction (consideration) is defined as:

A.          The  total  proceeds  and  other   consideration   (including  cash,
            securities or installments) issued by the Company in connection with an acquisition of, or merger with, another company.

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B.          If a portion  of such  consideration  includes  contingent  payments
            (whether or not related to future earning or operations), aggregate consideration will be paid as the Company or its shareholders issue or receive payment, but not in advance of receiving same

C.    In the event that the aggregate consideration for the transaction consists in whole or in part of securities, for the purpose of calculating the amount of aggregate consideration, the value of such securities will be the average bid of closing prices for five consecutive days preceding the announcement of the transaction or, in the absence of a public trading market thereof, the fair market value thereof as the Company and the Consultant agree on the day preceding the consummation of the transaction.

D. The Consultants merger and acquisition fee will be reduced by fifty percent (50%) for merger and acquisition projects introduced to the Company by some source other than the Consultant, during the term of this agreement.




6.    Disclaimer of Responsibility for Acts of the Company.  The obligations
----------------------------------------------------------
            of the Consultant described in this Agreement consist solely of Financial Services to the company. In no event shall Consultant be required by this Agreement to act as the agent of the Company or otherwise to represent or make decisions for Company. All final decisions with respect to acts of Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of Company or such affiliates and Consultant shall under no circumstances be liable for any expense incurred or loss suffered by Company as a consequence of such decisions.

7. Expenses. In addition to the payment of Consultants fees hereunder, the Company will reimburse Consultant for all reasonable pre-approved, travel and other out-of-pocket expenses incurred, in behalf of the Company, during the term of this agreement.

8. Amendment. No amendment to this Agreement shall be valid unless such amendment is in writing and is signed by authorized representatives of all the parties to this Agreement.

9. Termination. This Agreement may be terminated after three (3) months by either party upon giving fifteen (15) days prior written notice to the other party.

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10.         Waiver.  Any of the terms and  conditions  of this  Agreement may be waived at any time and from time to time in writing by the party entitled to the benefit thereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance. A failure to enforce any provision of this Agreement shall not operate as a waiver of this provision or of any other provision hereof.

11. Severability. In the event that any provision of this Agreement shall be held to be invalid, illegal, or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

12. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Any attempt by either party to assign any rights, duties, or obligations which may arise under this Agreement without the prior written consent of the other party shall be void.

13. Governing Law. The validity, interpretation and construction of this Agreement and each part thereof will be governed by the laws of the State of Colorado.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which may be deemed an original and all of which together will constitute one and the same instrument.

15.   Arbitration.  The parties agree that all controversies which may arise
-----------------
            between them concerning any transaction, the construction, performance or beach of this or any other agreement between the, whether entered into prior, on, or subsequent to the date hereof, or any other matter, including but not limited to, securities activity, investment advice or in any way, related thereto, shall be determined by arbitration in accordance with the rules of the NASD. This shall inure to the benefit of and be binding on the Company, its officers, directors, agents, independent contractors, employees, sureties, controlling persons and shall inure to the benefit of and be binding on the consultant, its officers, directors, registered representatives, agents, independent contractors, employees, sureties, controlling persons and any person acting on its behalf in relation to the Agreement. Any award rendered in arbitration may be enforce in any court of competent jurisdiction.


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                                          EBI SECURITIES CORPORATION
                                          "CONSULTANT"
                                                /s/ Harold M Golz
                                          By___________________________
                                               Harold M. Golz
                                               Executive Vice President


                                               Nova Pharmaceutical Inc
                                               "COMPANY"


                                          By_/s/ Ralph Mann
                                               Ralph Mann
                                               President


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EBI
SECURITIES CORPORATION

Nova Pharmaceutical Inc
31712 Casino Drive Suite 7B
Lake Elsinore, CA 92530

Re:  Private Equity Placement
                                                                 April 1, 1999
Mr. Ralph Mann

Per our recent discussions, we are pleased to submit this letter with respect to a proposed public or private offering by Nova Pharmaceutical Inc., a Nevada corporation of such number of shares of the Company's common stock ("shares") which when sold would result in gross proceeds, to the Company, of a minimum of $2.0 million and a maximum of $4.0 million.

The offering price of the shares will ultimately depend upon, among other things, the Company's financial condition, market conditions, liquidity for the Company's common stock, the market price of the Company's common stock at the time of the offering, and other factors relating to the business of the Company including its revenues, net income, business growth, business prospects and attainment of milestones. The offering price of the shares will be priced relative to the representative bid price of the Company's common stock immediately prior to the Effective Date or from the moving average of the closing representative bid prices of the Company's common stock for a period not to exceed 60 business days immediately preceding the Effective Date.

It is understood that this letter is merely a statement of intent, while the parties hereto agree in principle to the contents hereof and to proceed promptly and in good faith to negotiate the terms of the Offering contemplated herein, any legal obligations between the parties hereto shall be only pursuant to the terms and conditions set forth in an executed underwriting agreement (the "Underwriting Agreement") in connection with the Offering.

If the foregoing is acceptable to you, please sign and return two copies of this letter to my office, at the address shown below. Upon receipt of the executed copies a representative of EBI Securities Corporation will begin work on the due diligence investigation and preparation of the appropriate documents and materials prepared by the Company and its counsel in connection with the proposed offering. Thank you.

                                                   Sincerely,


                             /s/ Ronald Blekicki


                              Ronald Blekicki
                                                     Vice President



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